Manning & Napier 485APOS

Exhibit 99(n)(1)(a)

AMENDED & RESTATED SCHEDULE A to

MANNING & NAPIER FUND, INC.

Amended and Restated Rule 18f-3 Multiple Class Plan

May 16, 2024

FUND	SHARE CLASS
	S	I	K	R	L	R6	Z	A	W
Pro-Blend Conservative Term Series	X	X		X	X		X		X
Pro-Blend Moderate Term Series	X	X		X	X		X		X
Pro-Blend Extended Term Series	X	X		X	X		X		X
Pro-Blend Maximum Term Series	X	X		X	X		X		X
Diversified Tax Exempt Series								X	X
High Yield Bond Series	X	X					X		X
Overseas Series	X	X					X		X
Equity Series	X								X
Core Bond Series	X	X					X		X
Unconstrained Bond Series	X	X					X		X
Disciplined Value Series	X	X					X		X
Real Estate Series	X	X					X		X
Rainier International Discovery Series	X	X					X		X
Credit Series	X	X					X		X
Callodine Equity Income Series	X	X					X